Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2014

2014 Second Quarter Highlights and Comparison with First Quarter

  Net income of $21.2 million, or $0.11 per diluted share, compared to $17.1 million, or $0.08 per diluted share, for the first quarter of 2014.
  Provision for loan and lease losses decreased by $5.2 million to $26.7 million, mainly reflecting a $4.1 million recovery on a restructured commercial mortgage loan paid in full, and improvement in charge-off trends for commercial and industrial loans.
  Fair value adjustments related to $241.7 million of mortgage loans acquired from Doral Financial Corporation in full satisfaction of secured borrowings owed by such entity to FirstBank Puerto Rico resulted in a loss of $6.9 million, of which $5.5 million was part of the general allowance for loan losses established for commercial loans in prior periods. This resulted in an additional loss of $1.4 million recorded as part of the provision for loan and lease losses in the second quarter of 2014.
  Non-interest income increased by $4.6 million to $15.9 million, primarily reflecting:

- A $5.9 million decrease in First BanCorp.’s equity in loss of unconsolidated entity. The $0.7 million loss in the second quarter reduced to zero the carrying amount of the Corporation’s investment in CPG/GS PR NPL, LLC.

- A $0.3 million gain on sale of investments.

  Net interest income, excluding fair value adjustments on derivative instruments of $0.3 million, decreased by $1.4 million to $129.6 million. Net interest margin of 4.20% in the second quarter of 2014 compared to 4.26% in the first quarter of 2014. The decrease in net interest income and margin primarily reflects faster prepayment rates on U.S. agency mortgage-backed securities, a decrease in the average yield of the consumer loans portfolio, and a decline in the average volume of commercial loans.
  Non-interest expenses increased by $5.4 million to $98.1 million, including increases in employees’ compensation and benefits, losses and expenses on other real estate owned operations and other credit-related expenses.
  Credit quality variances:

- Non-performing assets increased by $26.6 million, or 4%, to $757.3 million.

- Non-performing loans, including non-performing loans held for sale, increased by $42.9 million, or 7%, to $619.4 million, impacted by two large commercial relationships totaling $60.5 million.

- The other real estate owned inventory balance decreased by $16.8 million to $121.8 million, mainly due to sales of $15.6 million completed in the second quarter and write-downs.

- No sales of non-performing loans held for sale were completed in the last three quarters.

- Net charge-offs of $52.3 million, including a $6.9 million charge-off related to the acquisition of mortgage loans from Doral Financial Corporation, compared to $51.0 million for the first quarter of 2014.

  Total capital, Tier 1 capital, and leverage ratios of 18.06%, 16.80%, and 12.04%, respectively, as of June 30, 2014. Common equity Tier 1 capital ratio of 13.92% and tangible common equity ratio of 9.76% as of June 30, 2014.
  Non-brokered deposits, excluding government deposits, down $40.2 million to $6.1 billion as of June 30, 2014.
  Government deposits decreased by $302.2 million to $439.7 million as of June 30, 2014 from $741.9 million as of March 31, 2014, mainly due to withdrawals by public corporations and government agencies in Puerto Rico. As of June 30, 2014, the Corporation had $252.5 million of government deposits in Puerto Rico and $187.2 million in the Virgin Islands.
  Brokered certificates of deposit decreased by $29.5 million to $3.1 billion as of June 30, 2014.
  Total loan originations (excluding credit card utilization activity) of $781.3 million for the second quarter of 2014, compared to $770.6 million for the first quarter of 2014.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 29, 2014--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $21.2 million for the second quarter of 2014, or $0.11 per diluted share, compared to $17.1 million, or $0.08 per diluted share, for the first quarter of 2014 and a net loss of $122.6 million, or $0.60 per diluted share, for the second quarter of 2013. The results for the second quarter of 2014 were negatively impacted by the $1.4 million net charge to the provision for loan losses resulting from the difference between the fair value of the mortgage loans acquired from Doral Financial Corporation (“Doral”) and the carrying amount of the secured borrowings owed by Doral to FirstBank, and $0.6 million of related expenses.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “First BanCorp. reported net income of $21.2 million for second quarter of 2014, our highest net income since returning to profitability. The second quarter was highlighted by significant loan originations in our three main businesses, a strong net interest margin, an increase in non-performing assets and a reduction in government deposits. Our main focus continues to be asset quality as our main market remains challenged by slow economic progress.”

Mr. Alemán continued, “In spite of the challenges in our main market, we continue to make progress in several key strategies. We have completed our branch rationalization project by consolidating 8 branches in our network during the past 12 months and remain focused on driving further efficiencies. With regard to de-risking, we continue to proactively manage our classified asset book toward resolution and disposition. The transaction with Doral eliminated our largest single commercial loan exposure and should provide an opportunity to expand our customer base. The Florida market continues to provide an important source of lower cost deposits and quality loan originations.”

Mr. Alemán further commented, “The Puerto Rico government’s efforts to address fiscal concerns continue with the recent passing of a balanced budget and the new act with respect to public corporations restructuring. We are monitoring very closely actions related to the adoption of the new law. Improving credit quality, growing franchise value, increasing profitability, leveraging our expense infrastructure and increasing shareholder value continue to be our main objectives.”

This press release includes certain non-GAAP financial measures, including adjusted pre-tax, pre-provision income, adjusted net interest income and margin, and certain capital ratios and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

RECENT SIGNIFICANT EVENTS:

Acquisition of Mortgage Loans from Doral Financial Corporation

On May 30, 2014, FirstBank purchased from Doral all of its rights, title and interests in first and second mortgage loans having an unpaid principal balance of approximately $241.7 million for an aggregate price of approximately $232.9 million. Doral had pledged the mortgage loans to FirstBank as collateral for secured borrowings pursuant to a series of credit agreements between the parties entered into in 2006. As consideration for the purchase of the mortgage loans, FirstBank credited approximately $232.9 million as full satisfaction of the outstanding balance of the Doral secured borrowings plus interest owed to FirstBank. The estimated fair value of the mortgage loans at acquisition was $226.0 million. This transaction resulted in a loss of $6.9 million derived from the difference between the fair value of the mortgage loans acquired, $226.0 million, and the book value of the secured borrowings of $232.9 million. Approximately $5.5 million of the loss was part of the general allowance for loan losses established for commercial loans in prior periods, thus, an additional charge of $1.4 million to the provision was recorded in the second quarter of 2014. In addition, the Corporation recorded $0.6 million of professional service fees in the second quarter of 2014 specifically related to this transaction.

Acquired loans are recorded at fair value at the date of acquisition. The Corporation concluded that loans with a contractual unpaid principal balance of $119.2 million and an estimated fair value at acquisition of $102.8 million were acquired with evidence of credit quality deterioration and, as purchased credit impaired loans, have been accounted for under ASC 310-30, while loans with a contractual unpaid principal balance of $122.5 million and an estimated fair value at acquisition of $123.2 million are non-credit impaired purchased loans that have been accounted for under ASC 310-20.

The following tables reflect the accounting for the acquired mortgage loans:

Impact (at acquisition)	Non-Credit Impaired (ASC 310-20)	Purchased Credit Impaired (ASC 310-30)	Total Loans

Mortgage Loans, primarily residential mortgage loans at Fair Value	$123,164	$102,831	$225,995

		Less: Book value of
		secured borrowings (Commercial &
		Industrial loan)	(232,903)

		Loss	$(6,908)
		Allowance for Loan Losses previously allocated to commercial secured borrowings
			5,480
		Additional charge to the provision for loan losses (second quarter 2014)
			$(1,428)

Purchased Credit Impaired Loans (ASC 310-30) at Acquisition

Contractual cash flows	$275,842
Less: Nonaccretable difference	(86,252)
Cash flows expected to be collected	$189,590
Less: Accretable yield	(86,759)
Fair value of loans acquired	$102,831

The following table presents changes in the accretable yield related to purchased credit impaired loans acquired from Doral during the second quarter of 2014:

Changes in accretable yield:

Beginning Balance	$ 86,759
Accretion to income during June	(612)
Ending Balance as of June 30, 2014	$ 86,147

The following table shows a reconciliation of certain non-GAAP financial measures (“adjusted net charge-offs,” “adjusted provision for loan losses,” “adjusted non-interest expenses,” “adjusted net income,” and “adjusted earnings per share,”), which reflects the exclusion of the impact of the Doral transaction, at acquisition, with the corresponding measures calculated and presented in accordance with GAAP.

(Dollars in thousands, except per share information)			Adjusted, excluding
	As	Loss on Acquisition of Mortgage Loans	Loss on Acquisition of Mortgage Loans from Doral
2014 Second Quarter	Reported (GAAP)	from Doral and related expenses	and related expenses (Non-GAAP)

Total net charge-offs (1)	$52,345	$(6,908)	$45,437
Total net charge-offs to average loans	2.19%		1.90%
Commercial and Industrial	19,036	(6,908)	12,128
Commercial and Industrial loans net charge-offs to average loans	2.69%		1.81%

Provision for Loan and Lease Losses	$26,744	$(1,428)	$25,316

Non-interest expenses	$98,145	$(576)	$97,569
Professional fees	11,371	(565)	10,806
Other non-interest expenses	11,061	(11)	11,050

Net income	$21,225	$2,004	$23,229

Net earnings per common share	$0.11	$0.01	$0.12

1 - Charge-off percentages annualized

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives measured at fair value and equity in earnings or loss of unconsolidated entity, which is a non-GAAP financial measure. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table reconciles income (loss) before income taxes to adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $48.6 million in the second quarter of 2014, down $8.3 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013

Income (loss) before income taxes	$20,949	$17,970	$15,634	$19,616	$(123,562)
Add: Provision for loan and lease losses	26,744	31,915	22,969	22,195	87,464
Less/Add: Net (gain) loss on investments and impairments	(291)	-	-	-	42

Less: Unrealized gain on derivative instruments	(262)	(313)	(355)	(232)	(708)
Add: Acquisition of mortgage loans from Doral related expenses	576	-	-	-	-
Add: Bulk sales related expenses and
other professional fees related to
a terminated preferred stock exchange offer	-	-	-	-	3,198
Add: Loss on certain OREO properties sold as
part of the bulk sale of
non-performing residential mortgage assets	-	-	-	-	1,879
Add: Secondary offering costs (1)	-	-	-	1,669	-
Add: Credit card processing platform conversion costs	-	-	-	1,715	-
Add: National gross receipt tax (2)	-	-	-	-	1,656
Less: National gross receipt tax - outside Puerto Rico (3)	-	-	(473)	-	-
Add: Branch consolidations and restructuring expenses/valuation adjustments	236	718	1,421	-	-
Add: Write-off of collateral pledged to Lehman and related expenses	-	-	2,500	-	66,574
Add/Less: Equity in loss (earnings) of unconsolidated entity	670	6,610	5,893	5,908	(648)
Adjusted pre-tax, pre-provision income (4)	$48,622	$56,900	$47,589	$50,871	$35,895

Change from most recent prior quarter-amount	$(8,278)	$9,311	$(3,282)	$14,976	$(14,568)
Change from most recent prior quarter-percentage	-14.5%	19.6%	-6.5%	41.7%	-28.9%

(1) Offering of common stock by certain of the Corporation's existing stockholders.
(2) Represents the impact of the national gross receipts tax corresponding to the first quarter of 2013, recorded during the second quarter of 2013 after enactment of Act No. 40.
(3) Represents the impact of the national gross receipts tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter of 2013 after enactment of Act No. 117.
(4) See "Basis of Presentation" for definition.

The decrease in adjusted pre-tax, pre-provision income from the 2014 first quarter primarily reflected:

  A $5.3 million increase in adjusted non-interest expenses of $97.3 million for the second quarter of 2014, as compared to adjusted non-interest expenses of $92.1 million for the first quarter of 2014, primarily due to a $2.1 million increase in employees’ compensation and benefits expense, a $0.9 million increase in other real estate owned (“OREO”) losses and related operating expenses, and a $1.0 million increase in credit-related costs such as attorneys’ loan collection fees and appraisals. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses in the last two quarters exclude: (i) professional service fees related to the acquisition of mortgage loans from Doral; and (ii) expenses related to branch consolidations and other restructuring efforts. See Basis of Presentation section below for reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

  A $1.4 million decrease in net interest income, excluding fair value adjustments, mainly driven by faster prepayment rates on U.S. agency mortgage-backed securities (“MBS”), a decrease in the average yield on consumer loans, and a decrease in the total average loans, mainly commercial loans. See Net Interest Income discussion below for additional information.
  A $1.7 million decrease in adjusted non-interest income of $16.3 million for the second quarter of 2014, as compared to $18.0 million for the first quarter of 2014, reflecting an aggregate decrease of $1.6 million in revenues from the activities of the Corporation’s insurance agency and broker-dealer subsidiaries as the previous quarter was favorably impacted by the seasonal profit sharing received by the insurance agency and underwriting fees recorded in connection with a bond issuance of the Puerto Rico government. In addition, revenues from the mortgage banking business decreased by $0.3 million.
  Adjusted non-interest income excludes the equity in earnings (loss) of unconsolidated entity and gain on sales of investment securities. See Basis of Presentation section below for reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Net Interest Income
Interest Income - GAAP	$158,423	$160,571	$162,690	$162,203	$160,670
Unrealized gain on
derivative instruments	(262)	(313)	(355)	(232)	(708)
Interest income excluding valuations	158,161	160,258	162,335	161,971	159,962
Tax-equivalent adjustment	5,005	5,223	5,122	4,420	3,038
Interest income on a tax-equivalent basis excluding valuations	163,166	165,481	167,457	166,391	163,000

Interest Expense - GAAP	28,516	29,251	30,031	31,298	33,782

Net interest income - GAAP	$129,907	$131,320	$132,659	$130,905	$126,888

Net interest income excluding valuations	$129,645	$131,007	$132,304	$130,673	$126,180

Net interest income on a tax-equivalent basis excluding valuations	$134,650	$136,230	$137,426	$135,093	$129,218

Average Balances
Loans and leases	$9,560,792	$9,662,735	$9,665,013	$9,639,612	$9,820,781
Total securities and other short-term investments	2,811,178	2,816,253	2,719,241	2,719,973	2,768,659
Average Interest-Earning Assets	$12,371,970	$12,478,988	$12,384,254	$12,359,585	$12,589,440

Average Interest-Bearing Liabilities	$10,395,437	$10,542,793	$10,450,671	$10,409,792	$10,583,702

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.14%	5.22%	5.21%	5.21%	5.12%
Average rate on interest-bearing liabilities - GAAP	1.10%	1.13%	1.14%	1.19%	1.28%
Net interest spread - GAAP	4.04%	4.09%	4.07%	4.02%	3.84%
Net interest margin - GAAP	4.21%	4.27%	4.25%	4.20%	4.04%

Average yield on interest-earning assets excluding valuations	5.13%	5.21%	5.20%	5.20%	5.10%
Average rate on interest-bearing liabilities excluding valuations	1.10%	1.13%	1.14%	1.19%	1.28%
Net interest spread excluding valuations	4.03%	4.08%	4.06%	4.01%	3.82%
Net interest margin excluding valuations	4.20%	4.26%	4.24%	4.19%	4.02%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.29%	5.38%	5.36%	5.34%	5.19%
Average rate on interest-bearing liabilities excluding valuations	1.10%	1.13%	1.14%	1.19%	1.28%
Net interest spread on a tax-equivalent basis and excluding valuations	4.19%	4.25%	4.22%	4.15%	3.91%
Net interest margin on a tax-equivalent basis and excluding valuations	4.37%	4.43%	4.40%	4.34%	4.12%

Net interest income, excluding valuations, amounted to $129.6 million, a decrease of $1.4 million when compared to the first quarter of 2014. The net interest margin decreased to 4.20% for the second quarter of 2014 from 4.26% for the first quarter of 2014. The decrease in net interest income and margin was mainly due to:

  A $1.4 million decrease in interest income on MBS, mainly attributable to faster prepayment rates on U.S. agency MBS investments purchased at a premium that more than offset the slight increase in the average volume of MBS investments.
  A $101.9 million decrease in total average loans, or a $1.4 million decrease in interest income, mainly driven by large commercial loans paid-off over the last two quarters, including some government loans repaid during the second quarter.
  A 16 basis points decrease in the average yield of consumer loans (other than credit cards), or a decrease of approximately $0.7 million in interest income, mainly reflecting the impact of new loan originations booked at lower rates than the average yield of loans that are maturing given the current level of interest rates and, to a lesser extent, an increase in the non-accrual loans level. The aforementioned changes more than offset the slight increase in the average volume of consumer loans.

During the second quarter of 2014, the discount accretion to income of the credit card portfolio acquired in 2012 was $1.5 million compared to $2.3 million for the first quarter of 2014, a decrease of $0.8 million, as the remaining discount was fully accreted into income during the quarter.

Partially offsetting the aforementioned item was:

  An increase in net interest income of approximately $1.0 million related to the impact of one additional day in the current quarter as the increase in interest income on loans and investments more than offset the related increase in the interest expense on deposits and other funding sources.
  A $1.1 million decrease in interest expense on deposits specifically attributable to both a lower volume driven by government deposit withdrawals by public corporations and government agencies in Puerto Rico, and lower rates paid on savings and interest-bearing checking accounts. During the second quarter of 2014, government deposit withdrawals included $341.6 million from certain public corporations and government agencies in Puerto Rico that carried an average cost of 0.97%.
  Increased interest income related to the settlement of the acquisition of mortgage loans from Doral in full satisfaction of secured borrowings. The Corporation recorded interest income on residential loans of approximately $1.3 million in June related to mortgage loans acquired from Doral, which is $0.95 million higher than the monthly interest income of approximately $0.35 million on the commercial secured borrowings.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the second quarter of 2014 was $26.7 million, a decrease of $5.2 million, compared to $31.9 million for the first quarter of 2014. The Corporation recorded a loan loss reserve release of $8.8 million for commercial mortgage loans compared to a release of $0.9 million in the first quarter of 2014. The higher reserve release for the second quarter includes a $4.1 million recovery on a restructured loan paid-in full in Florida as well as reductions related to updated appraisals, and the decrease in the portfolio size. This was partially offset by a lower reserve release for construction loans. The reserve release for construction loans for the second quarter of 2014 amounted to $3.5 million, primarily attributable to an updated appraisal on a construction-commercial project in Florida, compared to a release of $8.1 million in the first quarter of 2014 that was primarily related to the reduction in the construction portfolio in Florida, including certain non-performing loans paid-off.

The provision for consumer loans decreased by $2.2 million, primarily related to the decrease in the credit card portfolio size.

The provision for commercial and industrial loans increased by $0.2 million, including the $1.4 million charge recorded in connection with the fair value adjustments on the acquisition of mortgage loans from Doral. Excluding the impact of the mortgage loans acquired from Doral in full satisfaction of secured borrowings, the provision for commercial and industrial loans decreased by $1.2 million primarily due to improvements in charge-offs trends, and reserve releases on certain loans paid-off, partially offset by a higher migration of loans to adverse classification categories.

The provision for residential mortgage loans remained relatively stable, increasing by $0.2 million primarily related to the general reserve allocated to non-impaired loans acquired from Doral.

See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses.

NON-INTEREST INCOME (LOSS)

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2014	2014	2013	2013	2013

Service charges on deposit accounts	$3,290	$3,203	$3,162	$3,157	$3,098
Mortgage banking activities	3,036	3,368	3,906	3,521	4,823
Net gain (loss) on investments and impairments	291	-	-	-	(42)
Broker-dealer income	-	459	97	-	-
Impairment - collateral pledged to Lehman	-	-	-	-	(66,574)
Branch consolidations - valuation adjustments fixed assets	-	-	(529)	-	-
Other operating income	9,984	10,930	11,742	9,290	6,384
Equity in (loss) earnings of unconsolidated entity	(670)	(6,610)	(5,893)	(5,908)	648

Non-interest income (loss)	$15,931	$11,350	$12,485	$10,060	$(51,663)

Non-interest income for the second quarter of 2014 amounted to $15.9 million, compared to $11.4 million for the first quarter of 2014. The increase was primarily due to:

  A $5.9 million decrease in loss of unconsolidated entity. Equity in loss of unconsolidated entity amounted to $0.7 million for the second quarter of 2014 compared to $6.6 million for the first quarter of 2014. The adjustment in the second quarter reduced to zero the book value of the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”) as of June 30, 2014. The Bank holds a 35% subordinated ownership interest in CPG/GS, the entity that purchased $269.2 million of loans from FirstBank in 2011. This investment is accounted for under the equity method and following the hypothetical liquidation book value (“HLBV”) method to determine the Bank’s share in CPG/GS earnings or losses. Under the HLBV method, the Bank determines its share in CPG/GS earnings or losses by determining the difference between its claim on CPG/GS’s book value at the end of the period as compared to the beginning of the period.
  A $0.3 million gain on sale of investments related to a $4.6 million Puerto Rico government agency bond sold.

Partially offset by:

  A $1.1 million decrease in revenues from the insurance agency activities, primarily reflecting the impact in the previous quarter of seasonal profit sharing received by the agency based on the prior year’s production of insurance policies, included as part of “Other operating income” in the table above.
  A $0.5 million decrease in fee income from the broker-dealer subsidiary related to underwriting fees recorded in the previous quarter on the bond issuance of the Puerto Rico government.
  A $0.3 million decrease in revenues from the mortgage banking business, primarily related to a $0.3 million decrease in the net realized gain on loan sales and securitization activities, and a $0.3 million increase in losses related to compensatory fees imposed by government-sponsored agencies. Loans sold and securitized in the secondary market to government-sponsored entities in the second quarter of 2014 amounted to $83.1 million with a related gain of $2.6 million, compared to $86.2 million and a gain of $2.9 million recorded in the first quarter of 2014. The aforementioned was partially offset by a $0.3 million decrease in the valuation allowance of servicing assets.

NON-INTEREST EXPENSES

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2014	2014	2013	2013	2013

Employees' compensation and benefits	$35,023	$32,942	$31,062	$32,823	$33,116
Occupancy and equipment	14,273	13,628	15,229	15,134	14,946
Deposit insurance premium	9,579	9,822	10,495	10,479	11,430
Other insurance and supervisory fees	1,205	1,168	957	1,034	1,269
Taxes, other than income taxes	4,477	4,547	4,076	4,693	6,239
Professional fees:
Collections, appraisals and other credit related fees	2,363	1,345	2,198	2,780	2,520
Outsourcing technology services	4,600	4,214	4,202	4,338	4,258
Other professional fees	3,843	4,481	4,845	4,086	3,782
Credit and debit card processing expenses	3,882	3,824	4,869	2,682	2,281
Credit card processing platform conversion costs	-	-	-	1,715	-
Branch consolidations and restructuring expenses	236	718	892	-	-
Business promotion	4,142	3,973	5,251	3,478	3,831
Communications	1,894	1,879	1,836	1,866	1,885
Net loss on OREO operations	6,778	5,837	13,321	7,052	12,950
Acquisition of loans from Doral related expenses	576	-	-	-	-
Secondary offering costs	-	-	-	1,669	-
Terminated preferred stock exchange offer expenses	-	-	-	-	115
Bulk sales expenses	-	-	-	-	4,962
Loss contingency for attorneys' fees - Lehman litigation	-	-	2,500	-	-
Other	5,274	4,407	4,808	5,325	7,739
Total	$98,145	$92,785	$106,541	$99,154	$111,323

Non-interest expenses in the second quarter of 2014 amounted to $98.1 million, an increase of $5.4 million from $92.8 million for the first quarter of 2014. The main drivers of the decrease were:

  A $2.1 million increase in employees’ compensation and benefit expenses primarily due to an aggregate of approximately $1.1 million for annual merit salary increases, including lump sum payments of approximately $0.2 million, and an increase of $0.5 million in stock-based compensation expense.
  A $0.9 million increase in losses on OREO properties. Total write-downs and losses on sales in the second quarter of 2014 amounted to $4.9 million compared to $4.6 million for the first quarter of 2014, an increase of $0.3 million. This variance primarily reflects the impact in the previous quarter of a $0.9 million gain realized on a sale of a $12.6 million commercial OREO property in Florida. In addition, OREO operating expenses increased by $0.6 million mainly related to legal and maintenance fees as well as a decrease in rental income.
  A $1.0 million increase in attorneys’ loan collection fees, appraisals, and other credit-related costs.
  A $0.6 million increase in occupancy and equipment costs mainly due to the impact in the previous quarter of a $0.5 million reversal of property tax expenses related to a tax debt settlement.
  Professional service fees of approximately $0.6 million specifically related to the acquisition of mortgage loans from Doral.
  A $0.9 million increase in “other non-interest expenses” as the previous quarter included a $0.6 million reserve release for off-balance sheet exposures (mainly for unfunded loan commitments to borrowers experiencing financial difficulties and letters of credit).

Partially offset by:

  A $0.6 million decrease in other professional services, reflecting decreases in legal and audit fees.

INCOME TAXES

The Corporation recorded an income tax benefit for the second quarter of 2014 of $0.3 million compared to an income tax expense of $0.9 million for the first quarter of 2013. The change primarily reflects adjustments to the liability for uncertain tax positions related to prior years tax positions and lower taxable income of profitable subsidiaries. Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns and, thus, the Corporation is not able to utilize losses from one subsidiary to offset gains in another subsidiary. As of June 30, 2014, the deferred tax asset, net of a valuation allowance of $510.8 million, amounted to $8.7 million.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Non-performing loans held for investment:
Residential mortgage	$175,404	$172,796	$161,441	$142,002	$133,937
Commercial mortgage	166,218	145,535	120,107	127,374	136,737
Commercial and Industrial	143,669	113,996	114,833	127,584	131,906
Construction	38,830	50,387	58,866	64,241	68,204
Consumer and Finance leases	40,510	39,061	40,302	37,184	35,416
Total non-performing loans held for investment	564,631	521,775	495,549	498,385	506,200

OREO	121,842	138,622	160,193	133,284	139,257
Other repossessed property	16,114	15,587	14,865	14,125	11,503
Total non-performing assets, excluding loans held for sale	$702,587	$675,984	$670,607	$645,794	$656,960

Non-performing loans held for sale	54,755	54,755	54,801	80,234	94,951
Total non-performing assets, including loans held for sale (1)	$757,342	$730,739	$725,408	$726,028	$751,911

Past-due loans 90 days and still accruing (2)	$143,916	$118,049	$120,082	$127,735	$113,061
Non-performing loans held for investment to total loans held for investment	5.96%	5.45%	5.14%	5.24%	5.36%
Non-performing loans to total loans	6.49%	5.98%	5.67%	6.01%	6.21%
Non-performing assets, excluding non- performing loans held for sale, to total assets, excluding non-performing loans held for sale

	5.63%	5.30%	5.32%	5.08%	5.17%
Non-performing assets to total assets	6.05%	5.70%	5.73%	5.68%	5.87%

(1) Purchased credit impaired loans of $105.6 million accounted for under ASC 310-30 as of June 30, 2014, primarily mortgage loans acquired from Doral, are excluded and not considered non-performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2014 of approximately $12.1 million, primarily related to loans acquired from Doral.

Credit quality metrics variances:

  Total non-performing assets increased to $757.3 million as of June 30, 2014, compared to $730.7 million as of March 31, 2014. Total non-performing loans, including non-performing loans held for sale, increased by $42.9 million, or 7%, from the first quarter of 2014. The increase was primarily related to the inflow of two large commercial relationships totaling $60.5 million. Both of these relationships are participated loans that were determined impaired in the current quarter. The increase in non-performing commercial and industrial and commercial mortgage loans was partially offset by an $11.6 million decrease in non-performing construction loans driven by the restoration to accrual status of a $10.7 million loan that is current in payments and deemed collectible.
  Inflows of non-performing loans held for investment increased by $36.3 million, or 35%, compared to inflows in the first quarter of 2013. This increase was primarily reflected in the commercial and industrial and commercial mortgage portfolios, an increase of $37.9 million, mainly due to the aforementioned two commercial relationships totaling $60.5 million. These increases were partially offset by lower inflows of non-performing residential mortgage loans, a reduction of $4.9 million.

  Adversely classified commercial and construction loans held for investment increased by $34.2 million to $606.4 million, or 5%, from the first quarter of 2014, impacted by the adverse classification during the second quarter of the $75.0 million direct exposure to government public corporations in Puerto Rico. See Exposure to the Puerto Rico Government discussion below for additional information.
  The OREO balance decreased by $16.8 million, driven by sales of $15.6 million and write-downs of $5.2 million, partially offset by additions.
  Total troubled debt restructured loans (“TDRs”) held for investment were $628.2 million at June 30, 2014, up $5.9 million, or 1%, from March 31, 2014. Approximately $411.9 million of total TDRs held for investment were in accrual status as of June 30, 2014.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,		March 31,	December 31,	September 30,	June 30,
	2014		2014	2013	2013	2013

Allowance for loan and lease losses, beginning of period	$266,778		$285,858	$289,379	$301,047	$342,531
Provision for loan and lease losses	26,744	(1)	31,915	22,969	22,195	87,464	(3)
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,687)		(6,353)	(4,544)	(8,457)	(103,418)	(4)
Commercial mortgage	(9,126)		(5,775)	2,605	(5,918)	(3,253)
Commercial and Industrial	(19,036)	(2)	(21,796)	(9,146)	(5,718)	(5,520)
Construction	(2,606)		(353)	(435)	71	(2,368)	(5)
Consumer and finance leases	(16,890)		(16,718)	(14,970)	(13,841)	(14,389)
Net charge-offs	(52,345)		(50,995)	(26,490)	(33,863)	(128,948)	(6)
Allowance for loan and lease losses, end of period	$241,177		$266,778	$285,858	$289,379	$301,047

Allowance for loan and lease losses to period end total loans held for investment	2.55%		2.79%	2.97%	3.04%	3.19%
Net charge-offs (annualized) to average loans outstanding during the period	2.19%		2.11%	1.10%	1.41%	5.25%
Net charge-offs (annualized), excluding charge-offs related to the acquisition of mortgage loans from Doral and loans sold, to average loans outstanding during the period
	1.90%		2.11%	1.10%	1.41%	1.29%
Provision for loan and lease losses to net charge-offs during the period	0.51x		0.63x	0.87x	0.66x	0.68x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the acquisition of mortgage loans from Doral and loans sold
	0.56x		0.63x	0.87x	0.66x	0.63x
(1) Includes provision of $1.4 million associated with the acquisition of mortgage loans from Doral.
(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral.
(3) Includes provision of $67.9 million associated with the bulk sale of non-performing residential assets.
(4) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets.
(5) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets.
(6) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets.

  The ratio of the allowance for loan and lease losses to loans held for investment was 2.55% as of June 30, 2014, compared to 2.79% as of March 31, 2014. The decrease in the ratio was primarily due to reserve releases on certain construction and commercial mortgage loans based on updated appraisals, charge-offs of commercial mortgage loans with previously established reserves, reserve releases on certain non-performing loans that were paid-off, improved charge-off rates for commercial and industrial loans, and certain enhancements to the general allowance for loan losses estimation process for commercial loans that were partially offset by a higher migration of loans to adverse classification categories. In addition, the reserve required for the non-impaired mortgage loans acquired from Doral was lower than the portion of the general reserve of commercial loans related to the secured borrowings, meanwhile purchased credit impaired loans acquired from Doral with an estimated fair value at acquisition of $102.8 million required no allowance as of June 30, 2014. The ratio of the allowance to non-performing loans held for investment was 42.71% as of June 30, 2014 compared to 51.13% as of March 31, 2014.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2014 and March 31, 2014 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial (including Commercial Mortgage, C&I, and Construction loans)	Consumer and Finance Leases	Total

As of June 30, 2014
Impaired loans:
Principal balance of loans, net of charge-offs	$414,448	$465,482	$28,928	$908,858
Allowance for loan and lease losses	16,453	48,024	3,870	68,347
Allowance for loan and lease losses to principal balance	3.97%	10.32%	13.38%	7.52%

PCI loans:
Carrying value of PCI loans	99,997	3,447	2,176	105,620
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,280,714	4,140,745	2,031,164	8,452,623
Allowance for loan and lease losses	13,302	98,736	60,792	172,830
Allowance for loan and lease losses to principal balance	0.58%	2.38%	2.99%	2.04%

Total loans held for investment:
Principal balance of loans	$2,795,159	$4,609,674	$2,062,268	$9,467,101
Allowance for loan and lease losses	29,755	146,760	64,662	241,177
Allowance for loan and lease losses to principal balance	1.06%	3.18%	3.14%	2.55%

As of March 31, 2014

Impaired loans:
Principal balance of loans, net of charge-offs	$419,308	$430,149	$29,931	$879,388
Allowance for loan and lease losses	17,273	64,085	3,658	85,016
Allowance for loan and lease losses to principal balance	4.12%	14.90%	12.22%	9.67%

PCI loans:
Carrying value of PCI loans	-	-	3,383	3,383
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,128,793	4,516,283	2,038,938	8,684,014
Allowance for loan and lease losses	13,235	109,428	59,099	181,762
Allowance for loan and lease losses to principal balance	0.62%	2.42%	2.90%	2.09%

Total loans held for investment:
Principal balance of loans	$2,548,101	$4,946,432	$2,072,252	$9,566,785
Allowance for loan and lease losses	30,508	173,513	62,757	266,778
Allowance for loan and lease losses to principal balance	1.20%	3.51%	3.03%	2.79%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,		March 31,	December 31,	September 30,	June 30,
	2014		2014	2013	2013	2013

Residential mortgage	0.71%		1.00%	0.72%	1.31%	14.78%	(3)

Commercial mortgage	2.00%		1.27%	-0.57%	1.23%	0.79%

Commercial and Industrial	2.69%	(1)	2.90%	1.21%	0.81%	0.72%

Construction	5.25%		0.65%	0.81%	-0.11%	3.43%	(4)

Consumer and finance leases	3.27%		3.23%	2.91%	2.71%	2.83%

Total loans	2.19%	(2)	2.11%	1.10%	1.41%	5.25%	(5)

(1) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.81%.
(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 1.90%.
(3) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 0.84%.
(4) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 3.39%.
(5) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 1.29%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

  Net charge-offs for the second quarter of 2014 were $52.3 million, including a $6.9 million charge-off resulting from fair value adjustments related to the mortgage loans acquired from Doral. Excluding the charge-offs resulting from the Doral transaction, net charge-offs for the second quarter of 2014 were $45.4 million, or an annualized 1.90% of average loans, compared to $51.0 million, or an annualized 2.11%, in the first quarter of 2014. Approximately $17.3 million of the charge-offs recorded in the second quarter of 2014 are related to four collateral dependent loans in Puerto Rico, of which $8.7 million relates to one commercial mortgage relationship in Puerto Rico.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.5 billion as of June 30, 2014, down $296.2 million from March 31, 2014.

The decrease was mainly due to:

  A $163.8 million decrease in cash and cash equivalents, tied to the decrease in deposits.
  A $74.1 million decrease in loans held for investment, net of allowance, mainly reflecting decreases in Puerto Rico government loans, including a $75 million repayment of a facility granted to the central government, and the pay off of a restructured commercial mortgage loan in Florida with a carrying value of $16.2 million.

Total loan originations, including refinancings and draws from existing revolving and non-revolving commitments, amounted to approximately $781.3 million, compared to $770.6 million in the first quarter of 2014. These figures exclude the credit card utilization activity. The increase was mainly related to commercial and residential mortgage loans.

  A $16.8 million decrease in the OREO inventory balance driven by sales of $15.6 million and write-downs of $5.2 million, partially offset by additions in the quarter.
  A $34.5 million decrease in available-for-sale securities, mainly due to regular MBS repayments and sales and maturities of Puerto Rico government agency securities.

Total liabilities were approximately $11.2 billion as of June 30, 2014, down $346.3 million from March 31, 2014.

The decrease was mainly due to:

  A $302.2 million decrease in government deposits, mainly related to withdrawals of $341.6 million by certain public corporations and government agencies in Puerto Rico.
  A $40.2 million decrease in non-brokered deposits, excluding government deposits, mainly demand deposits, partially offset by an increase in retail CDs.
  A $29.5 million decrease in brokered CDs.

Partially offset by:

  A $20.0 million 7-days FHLB advance entered into at the end of the quarter.

Total stockholders’ equity amounted to $1.3 billion as of June 30, 2014, an increase of $50.1 million from March 31, 2014, mainly driven by:

  An increase of $27.8 million in other comprehensive income mainly attributable to an increase in the fair value of U.S. agency MBS and debt securities of approximately $28.8 million, partially offset by a decrease of $1.3 million in the fair value of Puerto Rico government obligations held by the Corporation as part of its available-for-sale investment securities portfolio. See Exposure to Puerto Rico Government section below for additional information.
  The net income of $21.2 million reported in the second quarter.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of June 30, 2014 were 18.06%, 16.80%, and 12.04%, respectively, compared to total capital, Tier 1 capital and leverage ratios of 17.50%, 16.23%, and 11.74%, respectively, as of the end of the first quarter of 2014. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of June 30, 2014 of our banking subsidiary, FirstBank Puerto Rico, were 17.70%, 16.43%, and 11.79%, respectively, compared to total capital, Tier 1 capital, and leverage ratios of 17.12%, 15.85%, and 11.47%, respectively, as of the end of the prior quarter. All of the regulatory capital ratios for the Bank are well above the minimum required under the consent order entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given such consent order, however, the Bank cannot be considered to be a well-capitalized institution.

Based on our current interpretation of the international regulatory capital requirements adopted by the Basel Committee on Banking Supervision (known as “Basel 3”), we anticipate that, when these are effective, we will exceed the fully phased-in minimum capital ratios these rules establish.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 9.76% as of June 30, 2014 from 8.97% as of March 31, 2014, and the Tier 1 common equity to risk-weighted assets ratio increased to 13.92% as of June 30, 2014 from 13.19% as of March 31, 2014.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Tangible Equity:
Total equity - GAAP	$1,306,001	$1,255,898	$1,215,858	$1,220,593	$1,222,328
Preferred equity	(36,104)	(56,810)	(63,047)	(63,047)	(63,047)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(18,080)	(18,942)	(19,787)	(20,718)	(21,649)
Core deposit intangible	(6,200)	(6,591)	(6,981)	(7,570)	(8,158)

Tangible common equity	$1,217,519	$1,145,457	$1,097,945	$1,101,160	$1,101,376

Tangible Assets:
Total assets - GAAP	$12,523,251	$12,819,428	$12,656,925	$12,787,450	$12,803,169
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(18,080)	(18,942)	(19,787)	(20,718)	(21,649)
Core deposit intangible	(6,200)	(6,591)	(6,981)	(7,570)	(8,158)

Tangible assets	$12,470,873	$12,765,797	$12,602,059	$12,731,064	$12,745,264

Common shares outstanding	212,760	208,968	207,069	207,043	206,982

Tangible common equity ratio	9.76%	8.97%	8.71%	8.65%	8.64%
Tangible book value per common share	$5.72	$5.48	$5.30	$5.32	$5.32

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity based on current applicable bank regulatory requirements (known as “Basel 1”):

(Dollars in thousands)	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013

Tier 1 Common Equity:
Total equity - GAAP	$1,306,001	$1,255,898	$1,215,858	$1,220,593	$1,222,328
Qualifying preferred stock	(36,104)	(56,810)	(63,047)	(63,047)	(63,047)
Unrealized loss on available-for-sale securities (1)	28,381	56,180	78,734	58,485	40,142
Disallowed deferred tax asset (2)	-	(25)	-	(43)	-
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(6,200)	(6,591)	(6,981)	(7,570)	(8,158)
Other disallowed assets	(23)	(23)	(23)	(410)	(569)
Tier 1 common equity	$1,263,957	$1,220,531	$1,196,443	$1,179,910	$1,162,598

Total risk-weighted assets	$9,079,164	$9,255,697	$9,405,798	$9,402,910	$9,467,699

Tier 1 common equity to risk-weighted assets ratio	13.92%	13.19%	12.72%	12.55%	12.28%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $9.9 million of the Corporation's deferred tax assets as of June 30, 2014 (March 31, 2014 - $9 million; December 31, 2013 - $7 million; September 30, 2013 - $7.7 million; June 30, 2013 - $10 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0 of such assets as of June 30, 2014 (March 31, 2014 - $25 thousand; December 31, 2013 - $0; September 30, 2013 - $43 thousand; June 30, 2013 - $0) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in calculating Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $1.2 million of the Corporation's other net deferred tax liability as of June 30, 2014 (March 31, 2014 - $0.8 million deferred tax liability; December 31, 2013 - $0.3 million deferred tax asset; September 30, 2013 - $0.3 million deferred tax liability; June 30, 2013 - $3 million deferred tax liability) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

In the second quarter of 2014, the Corporation issued an aggregate of 3,521,838 shares of its common stock in exchange for an aggregate of 828,249 shares of the Corporation’s Series A through E Preferred Stock, having an aggregate liquidation value of $20.7 million. The excess of the carrying amount of the shares of preferred stock exchanged over the fair value of the new shares of common stock issued, or $1.3 million, was recorded as an increase to retained earnings and an increase in earnings per share computation.

Exposure to Puerto Rico Government

As of June 30, 2014, the Corporation had $385.3 million of credit facilities granted to the Puerto Rico Government, its municipalities and public corporations, of which $340.7 million was outstanding, compared to $403.9 million outstanding as of March 31, 2014. Approximately $205.7 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $46.4 million consisted of loans to units of the central government, and approximately $88.6 million consisted of loans to public corporations. In addition, the Corporation had $200.2 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the Puerto Rico Tourism Development Fund.

The Corporation had outstanding $61.1 million in obligations of the Puerto Rico government as part of its available-for-sale investment securities portfolio carried on its books at a fair value of $45.0 million as of June 30, 2014. During the second quarter of 2014, the Corporations sold $4.6 million of Puerto Rico government agency bonds and received proceeds of $10.0 million from matured Puerto Rico government securities. The fair value of the Puerto Rico government obligations held by the Corporation decreased by approximately $1.3 million during the second quarter of 2014.

As of June 30, 2014, the Corporation had $252.5 million of public sector deposits in Puerto Rico, compared to $550.3 million as of March 31, 2014. Approximately 61% came from municipalities in Puerto Rico and 39% came from public corporations and the central government and agencies. As mentioned above, certain public corporations and agencies withdrew approximately $341.6 million during the second quarter.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Wednesday, July 30, 2014, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.firstbankpr.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.firstbankpr.com, until July 30, 2015. A telephone replay will be available one hour after the end of the conference call through September 2, 2014 at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10049526.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) and the consent order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the New York Fed or the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs, and provisions and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefit of its deferred tax asset; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government’s debt; a credit default by the Puerto Rico government or any of its public corporations or other instrumentalities, and recent and any future additional downgrades of the long-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions; the risk that any portion of the unrealized losses in the Corporation’s investment portfolio is determined to be other-than-temporary, including unrealized losses on Puerto Rico government obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with current applicable bank regulatory requirements (Basel 1). The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other than temporary impairment (OTTI) of investment securities, fair value adjustments on derivatives, and liabilities measured at fair value, equity in earnings or loss of unconsolidated entity as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expense items that management judges to be outside of ordinary banking activities and/or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of expenses related to the acquisition of mortgage loans from Doral, expenses related to branch consolidations and other restructuring expenses, and equity in earnings (loss) of unconsolidated entity.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted non-interest expenses and adjusted non-interest income. Adjusted non-interest expenses exclude professional service fees specifically related to the acquisition of mortgage loans from Doral in the second quarter of 2014, expenses in the second and first quarter of 2014 related to branch consolidations in Puerto Rico, and expenses associated with the restructuring of some business units. Adjusted non-interest income excludes equity in earnings (loss) of unconsolidated entity. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following table shows reconciliations of these non-GAAP financial measures to the corresponding measures calculated and presented in accordance with GAAP.

(Dollars in thousands)

2014 Second Quarter	As Reported (GAAP)	Branch consolidation and optimization expenses	Equity in loss of unconsolidated entity	Acquisition of mortgage loans from Doral related expenses	Gain on sale of investments	Adjusted (Non-GAAP)

Non-interest income	$15,931	$-	$670		$(291)	$16,310

Non-interest expenses	$98,145	$(236)	$-	$(576)		$97,333

(Dollars in thousands)

2014 First Quarter	As Reported (GAAP)	Branch consolidation and optimization expenses	Equity in loss of unconsolidated entity	Adjusted (Non-GAAP)

Non-interest income	$11,350	$-	$6,610	$17,960

Non-interest expenses	$92,785	$(718)	$-	$92,067

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2014	2014	2013
ASSETS

Cash and due from banks	$660,709	$824,547	$454,302

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	16,653	16,650	201,069
Total money market investments	16,953	16,950	201,369

Investment securities available for sale, at fair value	1,997,408	2,031,944	1,978,282

Other equity securities	29,141	28,691	28,691

Total investment securities	2,026,549	2,060,635	2,006,973

Investment in unconsolidated entity	-	669	7,279

Loans, net of allowance for loan and lease losses of $241,177
(March 31, 2014 - $266,778; December 31, 2013 - $285,858)	9,225,924	9,300,007	9,350,312
Loans held for sale, at lower of cost or market	72,105	78,912	75,969
Total loans, net	9,298,029	9,378,919	9,426,281

Premises and equipment, net	170,056	169,189	166,946
Other real estate owned	121,842	138,622	160,193
Accrued interest receivable on loans and investments	52,092	49,020	54,012
Other assets	177,021	180,877	179,570
Total assets	$12,523,251	$12,819,428	$12,656,925

LIABILITIES

Deposits:
Non-interest-bearing deposits	$851,038	$905,650	$851,212
Interest-bearing deposits	8,779,750	9,097,035	9,028,712
Total deposits	9,630,788	10,002,685	9,879,924

Securities sold under agreements to repurchase	900,000	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	320,000	300,000	300,000
Other borrowings	231,959	231,959	231,959
Accounts payable and other liabilities	134,503	128,886	129,184
Total liabilities	11,217,250	11,563,530	11,441,067

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,004,000 shares; outstanding 1,444,146 (March 31, 2014 - 2,272,395; December 31, 2013 - 2,521,872 shares outstanding); aggregate liquidation value of $36,104 (March 31, 2014 - $56,810; December 31, 2013 - $63,047)

	36,104	56,810	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 213,399,037 shares (March 31, 2014 - 209,578,959; December 31, 2013 - 207,635,157 shares issued)
	21,340	20,958	20,764
Less: Treasury stock (at par value)	(64)	(61)	(57)

Common stock outstanding, 212,760,158 shares outstanding (March 31, 2014 - 208,967,883; December 31, 2013 - 207,068,978 shares outstanding)
	21,276	20,897	20,707
Additional paid-in capital	914,382	894,247	888,161
Retained earnings	362,646	340,141	322,679
Accumulated other comprehensive loss	(28,407)	(56,197)	(78,736)
Total stockholders' equity	1,306,001	1,255,898	1,215,858
Total liabilities and stockholders' equity	$12,523,251	$12,819,428	$12,656,925

FIRST BANCORP
Condensed Consolidated Statements of Income (Loss)

	Quarter Ended			Six-Month Period Ended
(In thousands, except per share information)	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

Net interest income:
Interest income	$158,423	$160,571	$160,670	$318,994	$320,895
Interest expense	28,516	29,251	33,782	57,767	69,514
Net interest income	129,907	131,320	126,888	261,227	251,381
Provision for loan and lease losses	26,744	31,915	87,464	58,659	198,587
Net interest income after provision for loan and lease losses	103,163	99,405	39,424	202,568	52,794

Non-interest income (loss):
Service charges on deposit accounts	3,290	3,203	3,098	6,493	6,478
Mortgage banking activities	3,036	3,368	4,823	6,404	9,403
Net gain (loss) on investments and impairments	291	-	(42)	291	(159)
Equity in (loss) earnings of unconsolidated entity	(670)	(6,610)	648	(7,280)	(4,890)
Impairment of collateral pledged to Lehman	-	-	(66,574)	-	(66,574)
Other non-interest income	9,984	11,389	6,384	21,373	17,708
Total non-interest income (loss)	15,931	11,350	(51,663)	27,281	(38,034)

Non-interest expenses:
Employees' compensation and benefits	35,023	32,942	33,116	67,965	66,670
Occupancy and equipment	14,509	14,346	14,946	28,855	30,016
Business promotion	4,142	3,973	3,831	8,115	7,188
Professional fees	11,371	10,040	13,735	21,411	24,867
Taxes, other than income taxes	4,477	4,547	6,239	9,024	9,228
Insurance and supervisory fees	10,784	10,990	12,699	21,774	25,505
Net loss on other real estate owned operations	6,778	5,837	14,829	12,615	22,139
Other non-interest expenses	11,061	10,110	11,928	21,171	23,720
Total non-interest expenses	98,145	92,785	111,323	190,930	209,333

Income (loss) before income taxes	20,949	17,970	(123,562)	38,919	(194,573)
Income tax benefit (expense)	276	(887)	979	(611)	(643)

Net income (loss)	$21,225	$17,083	$(122,583)	$38,308	$(195,216)

Net income (loss) attributable to common stockholders	$22,505	$17,462	$(122,583)	$39,967	$(195,216)

Earnings (loss) per common share:

Basic	$0.11	$0.08	$(0.60)	$0.19	$(0.95)
Diluted	$0.11	$0.08	$(0.60)	$0.19	$(0.95)

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 142 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios data)
	Quarter Ended					Six-Month Period Ended
	June 30,		March 31,	June 30,		June 30,		June 30,
	2014		2014	2013		2014		2013
Condensed Income Statements:
Total interest income	$158,423		$160,571	$160,670		$318,994		$320,895
Total interest expense	28,516		29,251	33,782		57,767		69,514
Net interest income	129,907		131,320	126,888		261,227		251,381
Provision for loan and lease losses	26,744		31,915	87,464		58,659		198,587
Non-interest income (loss)	15,931		11,350	(51,663)		27,281		(38,034)
Non-interest expenses	98,145		92,785	111,323		190,930		209,333
Income (loss) before income taxes	20,949		17,970	(123,562)		38,919		(194,573)
Income tax benefit (expense)	276		(887)	979		(611)		(643)
Net income (loss)	21,225		17,083	(122,583)		38,308		(195,216)
Net income (loss) attributable to common stockholders	22,505		17,462	(122,583)		39,967		(195,216)

Per Common Share Results:
Net earnings (loss) per share basic	$0.11		$0.08	$(0.60)		$0.19		$(0.95)
Net earnings (loss) per share diluted	$0.11		$0.08	$(0.60)		$0.19		$(0.95)
Cash dividends declared	$-		$-	$-		$-		$-
Average shares outstanding	208,202		205,732	205,490		206,974		205,477
Average shares outstanding diluted	210,144		206,876	205,490		208,517		205,477
Book value per common share	$5.97		$5.74	$5.60		$5.97		$5.60
Tangible book value per common share (1)	$5.72		$5.48	$5.32		$5.72		$5.32

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.67		0.54	(3.80)		0.61		(3.03)
Interest Rate Spread (2)	4.19		4.25	3.91		4.22		3.84
Net Interest Margin (2)	4.37		4.43	4.12		4.40		4.06
Return on Average Total Equity	6.66		5.55	(35.65)		6.12		(27.51)
Return on Average Common Equity	6.95		5.85	(37.36)		6.41		(28.78)
Average Total Equity to Average Total Assets	10.10		9.77	10.66		9.93		11.00
Total capital	18.06		17.50	16.61		18.06		16.61
Tier 1 capital	16.80		16.23	15.32		16.80		15.32
Leverage	12.04		11.74	11.26		12.04		11.26
Tangible common equity ratio (1)	9.76		8.97	8.64		9.76		8.64
Tier 1 common equity to risk-weight assets (1)	13.92		13.19	12.28		13.92		12.28
Dividend payout ratio	-		-	-		-		-
Efficiency ratio (3)	67.30		65.03	147.99		66.18		98.12

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.55		2.79	3.19		2.55		3.19
Net charge-offs (annualized) to average loans	2.19	(4)	2.11	5.25	(6)	2.15	(4)	6.69	(6)
Provision for loan and lease losses to net charge-offs	51.09	(5)	62.59	67.83	(7)	56.76	(5)	59.64	(7)
Non-performing assets to total assets	6.05		5.70	5.87		6.05		5.87
Non-performing loans held for investment to total loans held for investment	5.96		5.45	5.36		5.96		5.36
Allowance to total non-performing loans held for investment	42.71		51.13	59.47		42.71		59.47
Allowance to total non-performing loans held for investment excluding residential real estate loans
	61.96		76.45	80.87		61.96		80.87

Other Information:
Common Stock Price: End of period	$5.44		$5.44	$7.08		$5.44		$7.08

1- Non-GAAP measure. See pages 15-16 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

4- The net charge-offs to average loans ratio, excluding the impact associated with the acquisition of mortgage loans from Doral, was 1.90% and 2.01% for the quarter and six-month period ended June 30, 2014, respectively.

5- The provision for loan and lease losses to net charge-offs ratio, excluding the impact associated with the acquisition of mortgage loans from Doral, was 55.72% and 59.35% for the quarter and six-month period ended June 30, 2014, respectively.

6- The net charge-offs to average loans ratio, excluding the impact associated with the bulk sales of assets and the transfer of loans to held for sale, was 1.29% and 2.11% for the quarter and six-month period ended June 30, 2013, respectively.

7- The provision for loan and lease losses to net charge-offs ratio, excluding the impact associated with the bulk sales of assets and the transfer of loans to held for sale, was 63.19% and 66.25% for the quarter and six-month period ended June 30, 2013, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2014	2014	2013	2014	2014	2013	2014	2014	2013

Interest-earning assets:
Money market & other short-term investments	$729,302	$744,326	$710,561	$454	$500	$499	0.25%	0.27%	0.28%
Government obligations (2)	335,813	342,851	342,708	2,101	2,058	1,988	2.51%	2.43%	2.33%
Mortgage-backed securities	1,717,748	1,700,350	1,682,682	14,191	16,092	11,571	3.31%	3.84%	2.76%
FHLB stock	27,995	28,406	31,348	273	341	322	3.91%	4.87%	4.12%
Equity securities	320	320	1,360	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,811,178	2,816,253	2,768,659	17,019	18,991	14,380	2.43%	2.73%	2.08%
Residential mortgage loans	2,635,082	2,549,924	2,799,369	36,707	34,958	37,411	5.59%	5.56%	5.36%
Construction loans	198,665	216,539	276,128	1,691	2,015	2,274	3.41%	3.77%	3.30%
C&I and commercial mortgage loans	4,658,776	4,825,369	4,710,448	50,473	51,312	48,551	4.35%	4.31%	4.13%
Finance leases	243,014	246,229	239,677	4,985	5,190	5,122	8.23%	8.55%	8.57%
Consumer loans	1,825,255	1,824,674	1,795,159	52,291	53,015	55,262	11.49%	11.78%	12.35%
Total loans (4) (5)	9,560,792	9,662,735	9,820,781	146,147	146,490	148,620	6.13%	6.15%	6.07%
Total interest-earning assets	$12,371,970	$12,478,988	$12,589,440	$163,166	$165,481	$163,000	5.29%	5.38%	5.19%

Interest-bearing liabilities:
Brokered CDs	$3,124,808	$3,185,520	$3,311,165	$7,496	$7,607	$10,473	0.96%	0.97%	1.27%
Other interest-bearing deposits	5,838,450	5,925,314	5,774,995	11,970	12,692	13,445	0.82%	0.87%	0.93%
Other borrowed funds	1,131,959	1,131,959	1,131,959	8,217	8,128	8,233	2.91%	2.91%	2.92%
FHLB advances	300,220	300,000	365,583	833	824	1,631	1.11%	1.11%	1.79%
Total interest-bearing liabilities	$10,395,437	$10,542,793	$10,583,702	$28,516	$29,251	$33,782	1.10%	1.13%	1.28%
Net interest income				$134,650	$136,230	$129,218
Interest rate spread							4.19%	4.25%	3.91%
Net interest margin							4.37%	4.43%	4.12%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $2.8 million, $3.0 million and $3.5 million for the quarters ended June 30, 2014, March 31, 2014, and June 30, 2013, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-To_Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2014	2013	2014	2013	2014	2013

Interest-earning assets:
Money market & other short-term investments	$736,772	$744,796	$954	$1,038	0.26%	0.28%
Government obligations (2)	339,313	334,318	4,159	3,839	2.47%	2.32%
Mortgage-backed securities	1,709,097	1,609,759	30,283	21,086	3.57%	2.64%
FHLB stock	28,199	32,227	614	737	4.39%	4.61%
Equity securities	320	1,362	-	-	0.00%	0.00%
Total investments (3)	2,813,701	2,722,462	36,010	26,700	2.58%	1.98%
Residential mortgage loans	2,592,738	2,807,128	71,665	75,415	5.57%	5.42%
Construction loans	207,553	310,590	3,706	4,891	3.60%	3.18%
C&I and commercial mortgage loans	4,741,613	4,804,270	101,785	96,400	4.33%	4.05%
Finance leases	244,613	238,468	10,175	10,208	8.39%	8.63%
Consumer loans	1,824,966	1,788,178	105,306	110,806	11.64%	12.50%
Total loans (4) (5)	9,611,483	9,948,634	292,637	297,720	6.14%	6.03%
Total interest-earning assets	$12,425,184	$12,671,096	$328,647	$324,420	5.33%	5.16%

Interest-bearing liabilities:
Brokered CDs	$3,154,996	$3,374,033	$15,103	$22,271	0.97%	1.33%
Other interest-bearing deposits	5,881,642	5,723,799	24,662	27,191	0.85%	0.96%
Other borrowed funds	1,131,959	1,131,959	16,345	16,396	2.91%	2.92%
FHLB advances	300,110	387,943	1,657	3,656	1.11%	1.90%
Total interest-bearing liabilities	$10,468,707	$10,617,734	$57,767	$69,514	1.11%	1.32%
Net interest income			$270,880	$254,906
Interest rate spread					4.22%	3.84%
Net interest margin					4.40%	4.06%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $5.8 million, and $7.1 million for the six-month period ended June 30, 2014 and 2013, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2014	2014	2013	2014	2013

Service charges on deposit accounts	$3,290	$3,203	$3,098	$6,493	$6,478
Mortgage banking activities	3,036	3,368	4,823	6,404	9,403
Insurance income	1,467	2,571	1,508	4,038	3,528
Broker-dealer income	-	459	-	459	-
Other operating income	8,517	8,359	4,876	16,876	14,180

Non-interest income before net gain (loss) on investments, equity in (loss) earnings of unconsolidated entity, and write-off of collateral pledged with Lehman

	16,310	17,960	14,305	34,270	33,589

Net gain on sale of investments	291	-	-	291	-
OTTI on equity securities	-	-	(42)	-	(42)
OTTI on debt securities	-	-	-	-	(117)
Net gain (loss) on investments	291	-	(42)	291	(159)

Impairment - collateral pledged to Lehman	-	-	(66,574)	-	(66,574)
Equity in (loss) earning of unconsolidated entity	(670)	(6,610)	648	(7,280)	(4,890)
	$15,931	$11,350	$(51,663)	$27,281	$(38,034)

Table 5 – Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2014	2014	2013	2014	2013

Employees' compensation and benefits	$35,023	$32,942	$33,116	$67,965	$66,670
Occupancy and equipment	14,273	13,628	14,946	27,901	30,016
Deposit insurance premium	9,579	9,822	11,430	19,401	22,947
Other insurance and supervisory fees	1,205	1,168	1,269	2,373	2,558
Taxes, other than income taxes	4,477	4,547	6,239	9,024	9,228
Professional fees:
Collections, appraisals and other credit related fees	2,363	1,345	2,520	3,708	4,444
Outsourcing technology services	4,600	4,214	4,258	8,814	5,604
Other professional fees	3,843	4,481	3,782	8,324	6,685
Credit and debit card processing expenses	3,882	3,824	2,281	7,706	5,358
Branch consolidations and other restructuring expenses	236	718	-	954	-
Business promotion	4,142	3,973	3,831	8,115	7,051
Communications	1,894	1,879	1,885	3,773	3,699
Net loss on OREO operations	6,778	5,837	12,950	12,615	20,260
Terminated preferred stock exchange offer expenses	-	-	115	-	1,333
Acquisition of loans from Doral related expenses	576	-	-	576	-
Bulk sales expenses	-	-	4,962	-	8,840
Other	5,274	4,407	7,739	9,681	14,640
Total	$98,145	$92,785	$111,323	$190,930	$209,333

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	June 30,	March 31,	December 31,
	2014	2014	2013
Balance Sheet Data:
Loans, including loans held for sale	$9,539,206	$9,645,697	$9,712,139
Allowance for loan and lease losses	241,177	266,778	285,858
Money market and investment securities	2,043,501	2,077,585	2,208,342
Intangible assets	52,378	53,631	54,866
Deferred tax asset, net	8,738	8,346	7,644
Total assets	12,523,251	12,819,428	12,656,925
Deposits	9,630,788	10,002,685	9,879,924
Borrowings	1,451,959	1,431,959	1,431,959
Total preferred equity	36,104	56,810	63,047
Total common equity	1,298,304	1,255,285	1,231,547
Accumulated other comprehensive loss, net of tax	(28,407)	(56,197)	(78,736)
Total equity	1,306,001	1,255,898	1,215,858

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2014	2014	2013

Residential mortgage loans	$2,795,159	$2,548,101	$2,549,008

Commercial loans:
Construction loans	148,266	152,579	168,713
Commercial mortgage loans	1,813,930	1,846,016	1,823,608
Commercial and Industrial loans	2,647,478	2,711,962	2,788,250
Loans to local financial institutions collateralized by real estate mortgages	-	235,875	240,072
Commercial loans	4,609,674	4,946,432	5,020,643

Finance leases	240,593	246,814	245,323

Consumer loans	1,821,675	1,825,438	1,821,196
Loans held for investment	9,467,101	9,566,785	9,636,170
Loans held for sale	72,105	78,912	75,969
Total loans	$9,539,207	$9,645,697	$9,712,139

Table 8 – Loan Portfolio by Geography

(In thousands)	As of June 30, 2014
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,132,586	$342,516	$320,057	$2,795,159

Commercial loans:
Construction loans	94,979	30,855	22,432	148,266
Commercial mortgage loans	1,423,948	72,262	317,720	1,813,930
Commercial and Industrial loans	2,260,456	149,884	237,138	2,647,478
Commercial loans	3,779,383	253,001	577,290	4,609,674

Finance leases	240,593	-	-	240,593

Consumer loans	1,738,203	49,737	33,735	1,821,675
Loans held for investment	7,890,765	645,254	931,082	9,467,101

Loans held for sale	31,168	40,153	784	72,105
Total loans	$7,921,933	$685,407	$931,866	$9,539,206

(In thousands)	As of March 31, 2014
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,905,568	$343,088	$299,445	$2,548,101

Commercial loans:
Construction loans	100,520	31,448	20,611	152,579
Commercial mortgage loans	1,434,719	73,752	337,545	1,846,016
Commercial and Industrial loans	2,362,825	144,455	204,682	2,711,962
Loans to a local financial institution collateralized by real estate mortgages	235,875	-	-	235,875
Commercial loans	4,133,939	249,655	562,838	4,946,432

Finance leases	246,814	-	-	246,814

Consumer loans	1,743,059	49,047	33,332	1,825,438
Loans held for investment	8,029,380	641,790	895,615	9,566,785

Loans held for sale	31,983	45,287	1,642	78,912
Total loans	$8,061,363	$687,077	$897,257	$9,645,697

(In thousands)	As of December 31, 2013
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,906,982	$348,816	$293,210	$2,549,008

Commercial loans:
Construction loans	105,830	33,744	29,139	168,713
Commercial mortgage loans	1,464,085	74,271	285,252	1,823,608
Commercial and Industrial loans	2,436,709	125,757	225,784	2,788,250
Loans to a local financial institution collateralized by real estate mortgages	240,072	-	-	240,072
Commercial loans	4,246,696	233,772	540,175	5,020,643

Finance leases	245,323	-	-	245,323

Consumer loans	1,739,478	49,689	32,029	1,821,196
Loans held for investment	8,138,479	632,277	865,414	9,636,170

Loans held for sale	35,394	40,575	-	75,969
Total loans	$8,173,873	$672,852	$865,414	$9,712,139

Table 9 – Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,
	2014	2014	2013
Non-performing loans held for investment:
Residential mortgage	$175,404	$172,796	$161,441
Commercial mortgage	166,218	145,535	120,107
Commercial and Industrial	143,669	113,996	114,833
Construction	38,830	50,387	58,866
Consumer and Finance leases	40,510	39,061	40,302
Total non-performing loans held for investment	564,631	521,775	495,549

REO	121,842	138,622	160,193
Other repossessed property	16,114	15,587	14,865
Total non-performing assets, excluding loans held for sale	$702,587	$675,984	$670,607

Non-performing loans held for sale	54,755	54,755	54,801
Total non-performing assets, including loans held for sale (1)	$757,342	$730,739	$725,408

Past-due loans 90 days and still accruing (2)	$143,916	$118,049	$120,082
Allowance for loan and lease losses	$241,177	$266,778	$285,858
Allowance to total non-performing loans held for investment	42.71%	51.13%	57.69%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	61.96%	76.45%	85.56%

(1) Purchased credit impaired loans of $105.6 million accounted for under ASC 310-30 as of June 30, 2014, primarily mortgage loans acquired from Doral, are excluded and not considered non-performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2014 of approximately $12.1 million, primarily related to loans acquired from Doral.

Table 10– Non-Performing Assets by Geography

(In thousands)	June 30,	March 31,	December 31,
	2014	2014	2013
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$149,946	$150,787	$139,771
Commercial mortgage	142,417	120,907	101,255
Commercial and Industrial	137,046	109,506	109,224
Construction	30,229	41,781	43,522
Finance leases	3,414	3,706	3,082
Consumer	34,768	32,877	34,660
Total non-performing loans held for investment	497,820	459,564	431,514

OREO	101,051	116,493	123,851
Other repossessed property	16,056	15,543	14,806
Total non-performing assets, excluding loans held for sale	$614,927	$591,600	$570,171
Non-performing loans held for sale	14,750	14,750	14,796
Total non-performing assets, including loans held for sale (1)	$629,677	$606,350	$584,967
Past-due loans 90 days and still accruing (2)	$141,970	$115,826	$118,097

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$12,797	$9,233	$8,439
Commercial mortgage	7,708	7,780	6,827
Commercial and Industrial	6,623	4,490	5,609
Construction	8,442	8,606	11,214
Consumer	876	823	514
Total non-performing loans held for investment	36,446	30,932	32,603

OREO	14,597	14,525	14,894
Other repossessed property	-	3	5
Total non-performing assets, excluding loans held for sale	$51,043	$45,460	$47,502
Non-performing loans held for sale	40,005	40,005	40,005
Total non-performing assets, including loans held for sale	$91,048	$85,465	$87,507
Past-due loans 90 days and still accruing	$1,946	$2,223	$1,985

United States:
Non-performing loans held for investment:
Residential mortgage	$12,661	$12,776	$13,231
Commercial mortgage	16,093	16,848	12,025
Commercial and Industrial	-	-	-
Construction	159	-	4,130
Consumer	1,452	1,655	2,046
Total non-performing loans held for investment	30,365	31,279	31,432

OREO	6,194	7,604	21,448
Other repossessed property	58	41	54
Total non-performing assets, excluding loans held for sale	$36,617	$38,924	$52,934
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$36,617	$38,924	$52,934
Past-due loans 90 days and still accruing	$-	$-	$-

(1) Purchased credit impaired loans of $105.6 million accounted for under ASC 310-30 as of June 30, 2014, primarily mortgage loans acquired from Doral, are excluded and not considered non-performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2014 of approximately $12.1 million, primarily related to loans acquired from Doral.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended					Six-Month Period Ended
(Dollars in thousands)	June 30,		March 31,	June 30,		June 30,		June 30,
	2014		2014	2013		2014		2013

Allowance for loan and lease losses, beginning of period	$266,778		$285,858	$342,531		$285,858		$435,414
Provision for loan and lease losses	26,744	(1)	31,915	87,464	(3)	58,659	(1)	198,587	(7)
Net charge-offs of loans:
Residential mortgage	(4,687)		(6,353)	(103,418)	(4)	(11,040)		(114,998)	(8)
Commercial mortgage	(9,126)		(5,775)	(3,253)		(14,901)		(59,289)	(9)
Commercial and Industrial	(19,036)	(2)	(21,796)	(5,520)		(40,832)	(2)	(90,349)	(10)
Construction	(2,606)		(353)	(2,368)	(5)	(2,959)		(40,883)	(11)
Consumer and finance leases	(16,890)		(16,718)	(14,389)		(33,608)		(27,435)
Net charge-offs	(52,345)	(2)	(50,995)	(128,948)	(6)	(103,340)	(2)	(332,954)	(12)
Allowance for loan and lease losses, end of period	$241,177		$266,778	$301,047		$241,177		$301,047

Allowance for loan and lease losses to period end total loans held for investment	2.55%		2.79%	3.19%		2.55%		3.19%
Net charge-offs (annualized) to average loans outstanding during the period	2.19%		2.11%	5.25%		2.15%		6.69%
Net charge-offs (annualized), excluding charge-offs related to the acquisition of mortgage loans from Doral, loans sold and loans transferred to held for sale, to average loans outstanding during the period

	1.90%		2.11%	1.29%		2.01%		2.11%
Provision for loan and lease losses to net charge-offs during the period	0.51x		0.63x	0.68x		0.57x		0.60x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the acquisition of mortgage loans from Doral, loans sold and the transfer of loans to held for sale

	0.56x		0.63x	0.63x		0.59x		0.66x
(1) Includes provision of $1.4 million associated with the acquisition of mortgage loans from Doral.
(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral.
(3) Includes provision of $67.9 million associated with the bulk sale of non-performing residential assets.
(4) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets.
(5) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets.
(6) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets.
(7) Includes provision of $132.0 million associated with the bulk sales and the transfer of loans to held for sale.
(8) Includes net charge-offs totaling $99.0 million associated with the bulk sales.
(9) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(10) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(11) Includes net charge-offs of $34.2 million associated with the bulk sales and the transfer of loans to held for sale.
(12) Includes net charge-offs of $232.4 million associated with the bulk sales and the transfer of loans to held for sale.

Table 12 – Net Charge-Offs to Average Loans

	Six-Month Period Ended		Year ended
	June 30,		December 31,		December 31,	December 31,	December 31,
	2014		2013		2012	2011	2010

Residential mortgage	0.85%		4.77%	(3)	1.32%	1.32%	1.80%	(8)

Commercial mortgage	1.63%		3.44%	(4)	1.41%	3.21%	5.02%	(9)

Commercial and Industrial	2.80%	(1)	3.52%	(5)	1.21%	1.57%	2.16%	(10)

Construction	2.85%		15.11%	(6)	10.49%	16.33%	23.80%	(11)

Consumer and finance leases	3.25%		2.76%		1.92%	2.33%	2.98%

Total loans	2.15%	(2)	4.01%	(7)	1.74%	2.68%	4.76%	(12)

(1) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 2.49%.
(2) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral, was 2.01%.
(3) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.
(4) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.
(5) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.
(6) Includes net charge-offs of $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.
(7) Includes net charge-offs of $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.
(8) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(9) Includes net charge-offs totaling $29.5 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.38%.
(10) Includes net charge-offs totaling $8.6 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 1.98%.

(11) Includes net charge-offs totaling $127.0 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 18.93%.

(12) Includes net charge-offs totaling $165.1 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.60%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com